                                                                    EXHIBIT 12.1




                               Six Months Ended                            Seven Months Ended   Five Months Ended    Years Ended
                                    June 30,      Years Ended December 31,     December 31,           May 31,        December 31,
                               ----------------   ------------------------ ------------------   -----------------    ------------
                                 1997     1996     1996     1995     1994      1994    1993       1994     1993      1993     1992
                                 ----     ----     ----     ----     ----      ----    ----       ----     ----      ----     ----
                                                             (Dollars in thousands, except per share data)
Net income before
 goodwill & taxes              $ 3,595  $ 3,966  $ 6,016  $ 7,648  $ 7,369   $ 4,311  $2,182     $3,058  $(1,114)  $(1,251)  $  29?
Fixed interest charges          18,608   15,749   32,926   30,001   16,871    10,711   3,110      6,140    1,970     6,054    6,05?
Non-cumulative Preferred
 Stock Dividends                   132      132      264      264      264       196       0         66        0        --       --
                               -------  -------  -------  -------  -------   -------  ------     ------  -------   -------   ------
Earnings:                      $22,335  $19,847  $39,206  $37,913  $24,504   $15,220  $3,252     $9,284  $   856   $ 4,803   $6,32?
Ratio of Earnings to Fixed        1.11     1.10     1.19     1.26     1.45      1.42    1.70       1.51     0.43      0.79     1.4?
 Charges: